UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                    Under the Securities Exchange Act of 1934
                                (Amendment No. 3)


                              AMEDIA NETWORKS, INC.
                                (Name of Issuer)


                    Common Stock, par value $0.001 per share
                         (Title of Class of Securities)


                                   87305 U102
                                 (CUSIP Number)


                                December 31, 2006
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1 (b)
         |X|  Rule 13d-1 (c)
         |_|  Rule 13d-1 (d)

*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED ON THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).

CUSIP No. 87305 U102             SCHEDULE 13G

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON.
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.

      Melton Management Limited
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                         (a) |_|
                                                                         (b) |_|
--------------------------------------------------------------------------------
3     SEC USE ONLY


--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      British Virgin Islands
--------------------------------------------------------------------------------
               5     SOLE VOTING POWER

                     1,216,441
               -----------------------------------------------------------------
  NUMBER OF    6     SHARED VOTING POWER
   SHARES
BENEFICIALLY         0
  OWNED BY     -----------------------------------------------------------------
    EACH       7     SOLE DISPOSITIVE POWER
  REPORTING
   PERSON            1,216,441
    WITH       -----------------------------------------------------------------
               8     SHARED DISPOSITIVE POWER

                     0
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,216,441
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                             |_|
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED AMOUNT IN ROW (9)

      4.29%
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------


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

Item 1.

(a)      Name of Issuer:

         Amedia Networks, Inc.

(b)      Address of Issuer's Principal Executive Offices:

         2 Corbett Way
         Eatontown, NJ 07724

Item 2.

(a)      Name of Person Filing:

         Melton Management Limited

(b)      Address of Principal Business Office or, if none, Residence:

         P.O. Box 3161
         Road Town, Tortola, British Virgin Islands

(c)      Citizenship:

         British Virgin Islands

(d)      Title of Class of Securities:

         Common Stock, par value $0.001 per share

(e)      CUSIP Number:

         87305 U102

Item 3. This statement is not being filed pursuant to Rule 13d-1(b), or Rule 13d-2(b) or (c).

Item 4.  Ownership.

         The reporting person's beneficial ownership is as follows:

         (a)   Amount beneficially owned: 1,216,441

         (b)   Percent of class: 4.29%


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

         (c)   Number of shares as to which the person has:

               (i)   Sole power to vote or to direct the vote - 1,216,441

               (ii)  Shared power to vote or to direct the vote - 0

               (iii) Sole power to dispose or to direct the disposition of -
                     1,216,441

               (iv)  Shared power to dispose or to direct the disposition of - 0

Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |X|.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

         Not applicable.

Item 8.  Identification and Classification of Members of the Group.

         Not applicable.

Item 9.  Notice of Dissolution of Group.

         Not applicable.

Item 10. Certification.

         Inasmuch as the reporting person is no longer the beneficial owner of more than five percent of the class of securities, the reporting person has no further reporting obligation under Section 13(d) of the Act and the rules promulgated thereunder.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                        [Signature appears on next page]


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

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 15, 2007                    MELTON MANAGEMENT LIMITED


                                            By: /s/ Yehuda Breitkope
                                                -------------------------
                                                Yehuda Breitkope
                                                President


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